Exhibit 99(d)(15)

AMENDMENT NO. 7 TO

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

TCW Funds, Inc. and TCW Investment Management Company hereby agree to amend the Investment Advisory and Management Agreement (“Agreement”) entered into by the parties and dated as of July 6, 2001 as follows, effective December 31, 2007.

All other terms and conditions of the Agreement will remain in full force and effect, including the existing provisions of Schedule A and any amendments, thereof.

SCHEDULE A

Fund	Annual Fee Rate (expressed as a percentage of net assets)
TCW Growth Fund	0.75%

IN WITNESS WHEREOF, the parties have agreed to and executed this amendment to the Agreement on the day and year written above.

Attest	TCW FUNDS, INC.

/s/ Philip Holl	By:	/s/ Ronald Redell
Secretary		Ronald R. Redell
Senior Vice President

	By:	/s/ Michael Cahill
Michael E. Cahill
Senior Vice President and General Counsel

Attest	TCW INVESTMENT MANAGEMENT COMPANY

/s/ Philip Holl	By:	/s/ William Sonneborn
Assistant Secretary		William C. Sonneborn
Vice Chairman

	By:	/s/ Michael Cahill
Michael E. Cahill
Group Managing Director, General Counsel and Secretary